UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                          (Check One): X - Form 10-KSB
                       For period ended: December 31, 2004
                              SEC File No. 0-50051
                               CUSIP No. 64111P106

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION


                            NETFRAN DEVELOPMENT CORP.
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                             Full Name of Registrant


            ---------------------------------------------------------
                            Former Name if Applicable

                     8000 Towers Crescent Drive, Suite 1220
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                                Vienna, VA 22182
            ---------------------------------------------------------
                            City, State and Zip Code


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                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

| (a) The reasons described in reasonable detail in Part III of this form
|     could not be eliminated without unreasonable effort or expense;
| (b) The subject annual report, semi-annual report, transition report on
|     Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
|     filed on or before the fifteenth calendar day following the
|     prescribed due date; or the subject quarterly report of transition
|     report on Form 10-Q, or portion thereof will be filed on or before
|     the fifth calendar day following the prescribed due date; and
| (c) The accountant's statement or other exhibit required by Rule
|     12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.

Due to the fact that we changed our independent certified public accountant, the new independent certified public accountant has not been able to complete the audit of the period ending December 31, 2004 such that the financial statements required for this filing cannot be completed on time.

(Attach Extra Sheets if Needed)


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

    ARNE DUNHEM                     703                   918-2430
--------------------         ----------------     ----------------------
       (Name)                   (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [_]No

(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[_] Yes [X] No

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(4) If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            NETFRAN DEVELOPMENT CORP.
            ---------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date March  30, 2005                        s/ Arne Dunhem
--------------------                        --------------------------
                                               Arne Dunhem, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

+------------------------------------ATTENTION---------------------------------+
| INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT |
| CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001). |
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